EXHIBIT 99.1

SJW CORP. ANNOUNCES
THIRD QUARTER FINANCIAL RESULTS

Board Declares Quarterly Dividend on Common Stock

SAN JOSE, CA, October 24, 2012 – SJW Corp. (NYSE: SJW) today reported financial results for the third quarter ended September 30, 2012. Operating revenue was $82.4 million in the quarter compared to $73.9 million in 2011. The $8.5 million increase in revenue reflects cumulative rate increases of $6.3 million, $1.8 million in higher customer water usage and $406,000 from new customers compared to a year ago.

Net income was $10.1 million and diluted earnings per common share were $0.53, compared to $8.2 million and $0.44 per share, respectively, in the third quarter of 2011.

Water production costs for the quarter ended September 30, 2012 were $36.6 million compared to $32.0 million in 2011, an increase of $4.6 million. The increase in water production costs is primarily attributable to $2.6 million in higher per unit costs for purchased water and groundwater extraction charges, $1.7 million in higher costs due to a decrease in available surface water supply and $328,000 in higher customer water usage.

Operating expenses, excluding water production costs, for the third quarter were $24.9 million compared to $23.4 million in 2011. The increase of $1.5 million reflects an additional $891,000 of administrative and general expenses primarily due to higher payroll and benefit costs, $485,000 of higher depreciation expense and $80,000 higher maintenance expenses. The effective consolidated income tax rate was 41% and 39% for the three-month periods ended September 30, 2012 and 2011, respectively.

Year-to-date operating revenue increased by $22.5 million to $199.1 million from $176.6 million in the first nine months of 2012. The increase was attributable to $13.6 million in cumulative rate increases, $7.7 million in higher customer water usage and $907,000 in revenue from new customers. In addition, the Company earned $305,000 in higher revenue from real estate operations.

Year-to-date net income was $16.4 million, compared to $14.3 million in 2011. Diluted earnings per share were $0.87 in the first nine months of 2012, compared to $0.76 per diluted share for the same period in 2011.

Year-to-date water production costs increased to $84.1 million from $69.7 million in 2011. The $14.4 million increase was primarily attributable to $5.4 million in higher per unit costs for purchased water and groundwater extraction charges, $5.2 million in higher costs due to a decrease in available surface water supply and $3.8 million in higher customer water usage. Operating expenses, excluding water production costs, increased $4.8 million to $73.8 million from $69 million. The increase was due to an increase in administrative and general expenses of $2.9 million primarily due to higher payroll and benefit costs, $1.5 million of higher depreciation expense, $644,000 in higher taxes other than income taxes, partially offset by a decrease of $322,000 in maintenance expenses. The effective consolidated income tax rate was 41% and 40% for the nine-month periods ended September 30, 2012 and 2011, respectively.

The Directors of SJW Corp. today declared a quarterly dividend on common stock of $0.1775 per share. The dividend is payable on December 3, 2012 to shareholders of record on November 5, 2012.

SJW Corp. is a publicly traded holding company headquartered in San Jose, California. SJW Corp. is the parent company of San Jose Water Company, SJWTX, Inc., Texas Water Alliance Limited, and SJW Land Company. Together, San Jose Water Company and SJWTX, Inc. provide regulated and nonregulated water service to more than one million people in San Jose, California and nearby communities and in Canyon Lake, Texas and nearby communities. SJW Land Company owns and operates commercial real estate investments.

This press release may contain certain forward-looking statements including but not limited to statements relating to SJW Corp.'s plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The results for a quarter are not indicative of results for a full year due to seasonality and other factors. Certain factors that may cause actual results, performance or achievements to materially differ are described in SJW Corp.'s most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

SJW Corp.
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
OPERATING REVENUE	$82,374	73,914	$199,098	176,617
OPERATING EXPENSE:
Production Costs:
Purchased water	22,768	19,182	54,128	39,279
Power	2,274	1,979	4,442	4,366
Groundwater extraction charges	8,672	7,824	17,057	17,632
Other production costs	2,914	3,030	8,511	8,442
Total production costs	36,628	32,015	84,138	69,719
Administrative and general	10,773	9,882	32,067	29,176
Maintenance	3,411	3,331	9,533	9,855
Property taxes and other non-income taxes	2,397	2,397	7,251	6,607
Depreciation and amortization	8,288	7,803	24,922	23,389
Total operating expense	61,497	55,428	157,911	138,746
OPERATING INCOME	20,877	18,486	41,187	37,871
Interest on long-term debt and other	(3,927)	(4,911)	(13,571)	(13,985)
Income before income taxes	16,950	13,575	27,616	23,886
Provision for income taxes	6,866	5,360	11,222	9,610
NET INCOME	10,084	8,215	16,394	14,276
Other comprehensive income, net	41	(227)	89	(210)
COMPREHENSIVE INCOME	$10,125	7,988	$16,483	14,066

EARNINGS PER SHARE
Basic	$0.54	0.44	$0.88	0.77
Diluted	$0.53	0.44	$0.87	0.76
DIVIDENDS PER SHARE	$0.18	0.17	$0.53	0.52
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	18,648	18,587	18,629	18,578
Diluted	18,854	18,803	18,833	18,788

SJW Corp.
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	September 30, 2012	December 31, 2011
ASSETS
Utility plant:
Land	$8,993	8,852
Depreciable plant and equipment	1,139,878	1,070,016
Construction in progress	27,013	18,527
Intangible assets	15,561	14,732
Total utility plant	1,191,445	1,112,127
Less accumulated depreciation and amortization	378,960	355,914
Net utility plant	812,485	756,213

Real estate investments	73,604	89,099
Less accumulated depreciation and amortization	8,697	10,557
Net real estate investments	64,907	78,542
CURRENT ASSETS:
Cash and cash equivalents	6,684	26,734
Accounts receivable and accrued unbilled utility revenue	42,973	33,853
Long-lived assets held-for-sale	7,768	—
Prepaid expenses and other	4,650	8,328
Total current assets	62,075	68,915
OTHER ASSETS:
Investment in California Water Service Group	7,182	7,032
Debt issuance costs, net of accumulated amortization	5,015	4,865
Regulatory assets, net	119,248	119,248
Other	4,407	3,995
	135,852	135,140
	$1,075,319	1,038,810

CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Common stock	$9,715	9,684
Additional paid-in capital	25,708	24,552
Retained earnings	233,870	227,494
Accumulated other comprehensive income	2,362	2,274
Total shareholders' equity	271,655	264,004
Long-term debt, less current portion	335,779	343,848
Total capitalization	607,434	607,852
CURRENT LIABILITIES:
Current portion of long-term debt	5,410	838
Accrued groundwater extraction charge, purchased water and purchased power	10,710	6,212
Accounts payable	17,566	7,417
Accrued interest	5,534	5,376
Other current liabilities	11,690	8,445
Total current liabilities	50,910	28,288

DEFERRED INCOME TAXES AND CREDITS	143,245	135,036
ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS IN AID OF
CONSTRUCTION	192,231	190,668
POSTRETIREMENT BENEFIT PLANS	72,708	68,855
OTHER NONCURRENT LIABILITIES	8,791	8,111
	$1,075,319	1,038,810

4